
JAMES BAY
ONTARIO
QUEBEC
PICKLE LAKE
KENORA
SIOUX LOOKOUT
LONGLAC
COCHRANE
VAL D'OR
TIMMINS
NORANDA
KIRKLAND LAKE
MARATHON
THUNDER BAY
LAKE SUPERIOR
Property
SUDBURY
NORTH BAY
OTTAWA
U.S.A.
LAKE HURON
LAKE MICHIGAN
TORONTO
LAKE ONTARIO
LAKE ERIE
SCALE
0 100 200 300 400 500
KILOMETRES

LOCATION MAP

CHAMBERS TOWNSHIP PROPERTY

Sudbury Mining District

Mobridge Explorations, Inc